Exhibit 99.1
Encore Acquisition Company Announces First Quarter 2007 Results
FORT WORTH, Texas—(BUSINESS WIRE)—May 3, 2007
Encore Acquisition Company (NYSE:EAC) (“Encore” or the “Company”) today reported unaudited first quarter 2007 results. The following table highlights certain reported amounts for the first quarter of 2007 as compared to the first quarter of 2006:
(in millions except average daily production, percentages and average price amounts)

	Three Months Ended March 31,
	2007	2006
Oil and natural gas revenues	$115.6	$113.6
Average daily production volumes (BOE/D)	32,489	32,033
Oil as percentage of total production volumes	65%	65%
Average realized combined price ($/BOE)	$39.53	$39.42
Diluted shares outstanding	53.1	49.8
Development and exploration related capital	$98.0	$68.4
EBITDAX	$79.0	$73.5
Net income (loss)	$(29.4)	$17.9
Encore’s net loss for the first quarter of 2007 of $29.4 million ($0.55 per diluted share) includes tax adjusted charges of $34.7 million related to mark-to-market derivative accounting and $7.5 million in exploration capital expense. Excluding these charges, net income for the first quarter of 2007 was $12.7 million ($0.24 per diluted share) as compared to net income of $22.9 million for the first quarter of 2006 ($0.46 per diluted share). EBITDAX for the first quarter of 2007 increased seven percent to $79.0 million over the first quarter of 2006 EBITDAX of $73.5 million. EBITDAX is defined and a reconciliation of EBITDAX to its most directly comparable GAAP measures is shown in the attached financial schedules.
The Company’s oil and natural gas revenues of $115.6 million for the first quarter of 2007 rose two percent over the $113.6 million the Company reported in the first quarter of 2006. The Company attributed its higher revenues to increased production volumes, which rose from an average of 32,033 BOE per day in the first quarter of 2006 to an average of 32,489 BOE per day in the first quarter of 2007. The net profits interests reduced reported production by approximately 1,377 BOE per day in the first quarter of 2006 versus 1,067 BOE per day in the first quarter of 2007.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “The strong first quarter results were a great way to start the year. Production exceeded the mid point of our range by over 1,000 BOE per day; we rejuvenated our inventory with two big acquisitions; and the wells we drilled on the West Texas JV are more productive than expected. Our production numbers reflect the success we are achieving through a more disciplined drilling program. Initially, we set our capital budget less than expected cash flows to allow us to take advantage of opportunities based on drilling results. We are now increasing our capital budget with higher interests in our successful drilling opportunities across the board. With continued success through the drill bit, our capital efficiency will continue to improve throughout the year.” Mr. Brumley went on to say, “We are still committed to our plan to reduce debt by selling our Mid-Continent gas properties and using the expected proceeds from the MLP to deleverage.”
Encore’s realized commodity prices, including the effects of hedging, averaged $43.35 per Bbl of oil and $5.40 per Mcf during the first quarter of 2007, resulting in an increase of six percent and a decrease of 12 percent, respectively, as compared to the first quarter of 2006. On a combined basis, including the effects of hedging, prices remained constant in the first quarter of 2007 at $39.53 per BOE as compared to $39.42 per BOE in the first quarter of 2006. Hedging expense reduced realized oil prices by $5.68 per Bbl and realized natural gas prices by $0.42 per Mcf during the first quarter of 2007. The Company’s oil wellhead differential to NYMEX for the first quarter of 2007 averaged $9.24 per Bbl in total and $10.26 per Bbl in the Cedar Creek Anticline, a notable improvement over the $16.24 per Bbl in total and $21.57 per Bbl in the Cedar Creek Anticline reported in the first quarter of 2006.
General and administrative expenses increased to $7.4 million ($2.52 per BOE) for the first quarter of 2007 from $6.5 million ($2.26 per BOE) in the first quarter of 2006. During the first quarter of 2007 and 2006, the Company issued shares of restricted stock to certain retirement eligible employees, the fair value of which was immediately recognized as non-cash stock-based compensation in general and administrative expenses, with a fair value of $1.3 million and $2.1 million, respectively. Excluding these amounts, general and administrative expenses were $6.1 million ($2.08 per BOE) for the first quarter of 2007 as compared to $4.4 million ($1.54 per BOE) for the first quarter of 2006.
Operations Update
The Company invested $98.0 million in its drilling and exploration programs during the first quarter of 2007, drilling 69 gross (31.7 net) wells, which exceeded their first quarter 2007 capital expenditures estimates. The additional capital was primarily invested in projects on which the Company increased its working interests in the West Texas joint venture and in the properties included in the group of properties in the Mid-Continent region that the Company is currently in the process of divesting. Of the $98.0 million invested in development and exploration related capital in the first quarter of 2007, $24.5 million was attributable to investments in the planned divestiture properties. Additionally, after closing the Williston Basin acquisition in April, the Company immediately capitalized on opportunities to increase their working interest in the Bakken play of North Dakota. As a result of these increased working interest opportunities, the Company’s Board of Directors has authorized an increase in the capital budget to $350 million for 2007.
“Much of Encore’s capital for the remainder of 2007 will be in higher working interest projects in West Texas and the Bakken area where we believe we can better control costs by drilling repeatable projects,” stated Ben Nivens, Encore’s Chief Operating Officer. Mr. Nivens continued, “Although we have been drilling in the Bakken area for a short time, our team has identified savings that will reduce well costs from $5.1 million per well to $4.5 million per well and we are evaluating ways to further reduce the costs.”

The Company reported acquisition capital of $396.0 million in the first quarter of 2007, of which $393.1 million related to the closing of the Big Horn Basin acquisition on March 7, 2007. Also during the first quarter of 2007, the Company deposited $41 million into an escrow account in connection with the Williston Basin acquisition, which subsequently closed on April 11, 2007.
Liquidity Update
At March 31, 2007, the Company’s long-term debt, net of discount, was $1.2 billion, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $608.0 million of outstanding borrowings under the Company’s revolving credit facilities.
The Williston Basin acquisition closed on April 11, 2007. The Company had pro forma debt of $1.6 billion outstanding at March 31, 2007 after giving effect to the acquisition. The Company previously announced plans to reduce debt through proceeds from its planned divestiture of certain properties in the Mid-Continent region, which is expected to occur in the second quarter of 2007, and proceeds from a master limited partnership offering.
Second Quarter 2007 Outlook
The Company expects the following in the second quarter of 2007:

Average daily wellhead production volumes	40,500 to 41,500 BOE
Average daily net profits production volumes	1,200 to 1,700 BOE
Average daily reported production volumes	38,800 to 40,300 BOE
Oil and natural gas related capital	$100 to $110 million
Lease operations expense	$10.35 to $10.55 per BOE

General and administrative expenses	$2.00 to $2.25 per BOE

Depletion, depreciation, and amortization	$13.50 to $14.50 per BOE
Production, ad valorem, and severance taxes	9.5% of wellhead revenues
Income tax expense	37.5% effective rate
Income tax expense deferred	97% deferred
Conference Call Details:
Title: Encore Acquisition Company Conference Call
Date and Time: Monday, May 7, 2007 at 10:00 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above.

A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 5555808. The replay will be available through May 17, 2007. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, we have acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, reserve growth, reserve potential, debt reduction plans, expected production volumes, expected expenses, expected taxes (including the amount of any deferral), expected capital expenditures (including, without limitation, as to amount and property), Encore’s ability to operate inside cash flows from operations, benefits from increased working interests, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements. This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of the proposed master limited partnership, and there will not be any sale of any such securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com

Condensed Consolidated Statements of Operations (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Revenues:
Oil	$82,623	$76,115
Natural gas	32,978	37,530
Oil marketing	14,941	34,316

Total revenues	130,542	147,961

Expenses:
Production:
Lease operations	30,520	22,736
Production, ad valorem, and severance taxes	12,515	12,242
Depletion, depreciation, and amortization	35,028	27,020
Exploration	11,521	2,009
General and administrative	7,360	6,528
Oil marketing	15,011	32,746
Derivative fair value loss	45,614	2,306
Other operating	2,565	1,528

Total operating expenses	160,134	107,115

Operating income (loss)	(29,592)	40,846
Interest and other	(15,856)	(11,666)

Income (loss) before income taxes	(45,448)	29,180
Income tax benefit (provision)	16,019	(11,244)

Net income (loss)	$(29,429)	$17,936

Net income (loss) per common share:
Basic	$(0.55)	$0.37
Diluted	$(0.55)	$0.36

Weighted average common shares outstanding:
Basic	53,077	48,797
Diluted	53,077	49,772
Condensed Consolidated Statements of Cash Flows (in thousands):

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Net income (loss)	$(29,429)	$17,936
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	86,521	49,859
Changes in operating assets and liabilities	(42,033)	(13,128)

Net cash provided by operating activities	15,059	54,667

Net cash used in investing activities	(553,266)	(70,467)

Financing activities:
Net proceeds from long-term debt	539,973	19,000
Other	(1,903)	(3,703)

Net cash provided by financing activities	538,070	15,297

Decrease in cash and cash equivalents	(137)	(503)
Cash and cash equivalents, beginning of period	763	1,654

Cash and cash equivalents, end of period	$626	$1,151

Condensed Consolidated Balance Sheets (in thousands):

	March 31,	December 31,
	2007	2006
	(unaudited)
Total assets	$2,525,840	$2,006,900

Liabilities (excluding long-term debt)	$525,006	$528,339
Long-term debt	1,201,802	661,696
Stockholders’ equity	799,032	816,865

Total liabilities and stockholders’ equity	$2,525,840	$2,006,900

Working capital (a)	$(46,452)	$(40,745)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Production volumes:
Oil (MBbls)	1,906	1,865
Natural gas (MMcf)	6,109	6,107
Combined (MBOE)	2,924	2,883

Daily production:
Oil (Bbls/d)	21,177	20,723
Natural gas (Mcf/d)	67,876	67,860
Combined (BOE/d)	32,489	32,033

Average prices:
Oil (per Bbl)	$43.35	$40.81
Natural gas (per Mcf)	$5.40	$6.15
Combined (per BOE)	$39.53	$39.42

Average costs per BOE:
Lease operations expense	$10.44	$7.89
Production, ad valorem, and severance taxes	$4.28	$4.25
Depletion, depreciation, and amortization	$11.98	$9.37
Exploration	$3.94	$0.70
General and administrative	$2.52	$2.26
Derivative fair value loss	$15.60	$0.80
Other operating	$0.88	$0.53
Oil marketing loss (gain)	$0.02	$(0.54)

Derivative Summary as of March 31, 2007 (unaudited)
Oil Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Swap	Swap
	Volume	Price	Volume (b)	Price (b)	Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Apr — Dec 2007	14,500	$56.72	—	$—	3,000	$36.75
Jan — Jun 2008	18,500	62.84	(4,000)	50.00	1,000	58.59
July — Dec 2008	14,500	63.62	(4,000)	50.00	—	—
Jan — Dec 2009	6,000	68.83	(5,000)	50.00	1,000	68.70
Natural Gas Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Swap	Swap
	Volume	Price	Volume (b)	Price (b)	Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Apr — Jun 2007	32,500	$6.74	—	$—	10,000	$4.99
Jul — Dec 2007	34,500	6.83	—	—	—	—
Jan — Dec 2008	22,000	6.52	—	—	—	—
Jan — Dec 2009	2,000	8.20	—	—	—	—

(b)	Short put positions represent floors the Company sold.

NON-GAAP FINANCIAL MEASURES
This press release includes a discussion of EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of EBITDAX to net income and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended March 31,
	2007	2006
EBITDAX Reconciliation (in thousands)	(unaudited)
Net income (loss)	$(29,429)	$17,936
Depletion, depreciation, and amortization	35,028	27,020
Non-cash stock-based compensation	3,070	3,653
Exploration	11,521	2,009
Interest expense	16,287	11,787
Income taxes	(16,019)	11,244
Derivative fair value loss	59,011	—
Other income	(431)	(121)

EBITDAX	79,038	73,528
Change in operating assets and liabilities	(42,033)	(13,128)
Other non-cash expense	1,047	1,591
Interest expense	(16,287)	(11,787)
Current income taxes	120	(282)
Cash exploration expense	(1,856)	(1,475)
Cash derivative fair value loss	(5,401)	6,099
Other income	431	121

Cash flows from operating activities	$15,059	$54,667

EBITDAX is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements such as investors, commercial banks, research analysts and others, to assess (1) the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis; (2) the ability of the Company’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) the Company’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
EBITDAX should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The Company’s definition of EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDAX in the same manner.
In this press release, we also use the following non-GAAP financial measures:
*	General & Administrative expenses less non-cash stock-based compensation expenses; and
*	net income excluding tax adjusted charges related to mark-to-market derivative accounting and exploration.
The Company believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.